Exhibit 3.1

AMENDMENT TO THE

SECOND AMENDED AND RESTATED BYLAWS

of

OCUGEN, INC.

        The Second Amended and Restated Bylaws (the “Bylaws”) of Ocugen, Inc., a Delaware corporation (the “Company”), are hereby amended as follows, effective as of March 20, 2024.

1.	Section 2.5 of ARTICLE II of the Bylaws is hereby amended and restated in its entirety to read as follows:

“Quorum and Adjournment.

A.               Except as otherwise provided by law or by the Certificate of Incorporation, the holders of one third of the voting power of the outstanding shares of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), represented in person or by proxy, shall constitute a quorum at a meeting of stockholders, except that when specified business is to be voted on by a class or series voting separately as a class or series, the holders of a majority of the voting power of the shares of such class or series shall constitute a quorum for the transaction of such business for the purposes of taking action on such business. If a quorum shall fail to attend any meeting, the chairman of the meeting may adjourn the meeting to another place, if any, date or time. No notice of an adjourned meeting need be given if the time, place, if any, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided such adjournment is for not more than thirty (30) days and further provided that no new record date is fixed for the adjourned meeting.”

2.	Except as specifically amended herein, the Bylaws shall remain unchanged and in full force and effect.

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OCUGEN, INC.

CERTIFICATE OF ADOPTION OF

AMENDMENT TO SECOND AMENDED AND

RESTATED BYLAWS

       The undersigned hereby certifies that he is the duly elected or appointed, qualified, and acting Corporate Secretary of Ocugen, Inc., a Delaware corporation, and that the foregoing Amendment to the Second Amended and Restated Bylaws constitutes the entire amendment to the Second Amended and Restated Bylaws, as duly adopted by the Board of Directors on March 15, 2024.

/s/ John Kouch
John Kouch
Corporate Secretary